CAMPBELL ALTERNATIVE ASSET TRUST
                           MONTHLY REPORT - APRIL 2010
                                   -----------

                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------

Net Asset Value (18,905.694 units) at March 31, 2010         $      28,102,285
Additions of 40.483 units on April 30, 2010                            61,844
Redemptions of (407.070) units on April 30, 2010                      (621,876)
Offering Costs                                                         (13,190)
Net Income - April 2010                                                792,998
                                                             -----------------

Net Asset Value (18,539.107 units) at April 30, 2010         $      28,322,061
                                                             =================

Net Asset Value per Unit at April 30, 2010                   $        1,527.69
                                                             =================

                           STATEMENT OF INCOME (LOSS)
                           --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                 $         628,956
    Change in unrealized                                               133,177

  Gains (losses) on forward and options on forward contracts:
    Realized                                                             4,524
    Change in unrealized                                               110,259
  Net Investment Income (Loss)                                           2,747
                                                             -----------------

                                                                       879,663
                                                             -----------------

Expenses:
  Brokerage fee                                                         73,164
  Performance fee                                                            0
  Operating expenses                                                    13,501
                                                             -----------------

                                                                        86,665
                                                             -----------------

Net Income (Loss) - April 2010                               $         792,998
                                                             =================

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                                 FUND STATISTICS
                                 ---------------

Net Asset Value per Unit on April 30, 2010                   $        1,527.69

Net Asset Value per Unit on March 31, 2010                   $        1,486.45

Unit Value Monthly Gain (Loss) %                                          2.77%

Fund 2010 calendar YTD Gain (Loss) %                                     (0.64)%


To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Executive Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit


Dear Investor,

Fixed Income, Currencies and Commodities Yield Positive Performance for April...

April performance was led by strong gains in the fixed income markets from long positions in Europe and from U.S. Bond prices that moved higher during the month as the Greece sovereign debt concerns and fears of contagion played center stage in global markets. Currency trading also benefited from the sovereign debt fears and from perceived signs of positive economic growth beginning to materialize. Further gains were recorded in energy and precious metals, as energy markets continued its high correlation to the S&P and investor demand for precious metals continued to grow. Marginal losses were incurred in base metals trading as these markets moved lower on U.S. dollar strength.

Global equity indices trading produced flat performance, with net longs across the board producing positive results in the U.S., negative results in Europe, and flat performance in Asia.

Investors continue to be provided with fragmented predictions of economic recovery, coupled with concerns over the recent strong market gains and sovereign debt contagion. These types of ambiguous market signals bode well for systematic disciplines by minimizing the human emotions one can easily succumb to during these times.

Should you have any questions or concerns, please don't hesitate to contact me.

Sincerely,

Terri Becks
President & CEO
Campbell & Company, Inc.
Managing Owner
Campbell Alternative Asset Trust